SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 _______________


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 9, 2004

                       LIGAND PHARMACEUTICALS INCORPORATED
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

                                    000-20720
                            (Commission File Number)

                           10275 SCIENCE CENTER DRIVE,
                              SAN DIEGO, CALIFORNIA
                    (Address of principal executive offices)

                                 (858) 550-7500
              (Registrant's telephone number, including area code)

                                   77-0160744
                      (I.R.S. Employer Identification No.)

                                   92121-1117
                                   (Zip Code)


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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

         On November 5, 2004, Ligand Pharmaceuticals Incorporated, or Ligand, and Royalty Pharma Finance Trust, or Royalty Pharma, entered into an amendment to their existing selective estrogen receptor modulator, or SERM, royalty agreements. Ligand and Royalty Pharma are parties to previously disclosed royalty option and purchase agreements covering SERM royalties, as well as Ligand's Targretin capsules product. Under the SERM agreement amendment Royalty Pharma will purchase for $32.5 million an additional 1.625% of the SERM products' net sales. This reflects an acceleration of the previous option timetable and an increase in the royalty amount and aggregate purchase price. Previously, two options were exercisable as NDA acceptance and approval milestones were achieved in 2004 and 2005 for a total of $26.5 million in two equal payments for a total of 0.8% of the SERM products' net sales. Pfizer's recent NDA filing for lasofoxifene for osteoporosis triggered the first of the two previous options during the fourth quarter of 2004. Under the terms of the revised agreement, payments from the royalty purchase are non-refundable, regardless of whether the products are ever successfully registered or marketed. Milestone payments owed by Ligand's partners as the products complete development and registration are not included in the Royalty Pharma agreement and will be paid to Ligand as earned. As a result of this transaction, Royalty Pharma increased its rights to a total of 3.0125% of net sales of each of the three SERM products for a period of ten years following first commercial sale of each product and has no further options. Ligand retains an approximately equal portion of lasofoxifene and other SERM's net sales going forward and for periods that may exceed ten years. For the royalties just purchased, the royalty rates owed to Royalty Pharma may be reduced by one third if SERM product sales exceed certain thresholds.

         On November 8, 2004, Ligand and Eli Lilly & Company entered into an amendment to their existing royalty agreement for ONTAK, Ligand's marketed cancer drug. Ligand and Lilly have also been partners in a research collaboration since 1997, the terms of which were not amended. Under the revised ONTAK agreement, Ligand and Lilly will each have two options. Ligand will have an independent option exercisable in January 2005 and another independent option exercisable in April 2005 to buy down a portion of the ONTAK royalty stream on net sales in the United States for a total consideration of $33 million. Lilly will have options in 2005 to trigger the same royalty buydown on Ligand's part for a total consideration of up to $37 million, dependent on whether Ligand has exercised one or both of its options and ONTAK has achieved certain sales levels.

         Ligand's first option provides that Ligand will make to Lilly a one-time cash payment of $20 million in exchange for elimination of the ONTAK royalties due to Lilly on net sales in the United States in 2005, and a reduced reverse-tiered royalty scale on net sales in the United States thereafter. The second option in April 2005 provides that Ligand will make a one-time cash payment of $13 million in exchange for the elimination of the ONTAK royalties due to Lilly on net sales in the United States in 2006 and a reduced reverse-tiered royalty scale thereafter. If both Ligand options are exercised, Ligand would make total payments of $33 million for elimination of all royalty payments due on U.S. sales through year-end 2006 and elimination of all royalties on U.S. sales of $38 million or less going forward. Thereafter, beginning in 2007, Ligand would pay royalties to Lilly on a reverse-tiered scale (from 20% to 10%) only on annual U.S. sales in excess of $38 million for the minimum tier and in excess of $72 million for the maximum tier threshold for the remaining patent life (through 2014). Sales outside the U.S. (if ONTAK gains marketing approval in other geographies) will be excluded from this restructured agreement and will continue at the previous non-tiered contract royalty rate of 20%. Neither party is obligated to exercise either of its options and the options will expire if not exercised by the specified dates.

ITEM 9.01  EXHIBITS

EXHIBIT  NUMBER    DESCRIPTION
99.1               Press Release of the Company dated November 9, 2004

99.2               Press Release of the Company dated November 9, 2004


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned.




                            LIGAND PHARMACEUTICALS INCORPORATED


Date : November 9, 2004     By:    /S/WARNER BROADDUS
                            Name:  Warner Broaddus
                            Title: Vice President, General Counsel & Secretary